EXHIBIT 99.1

STEPAN SIGNS AGREEMENT WITH UNITED STATES

SETTLING CERTAIN ENVIRONMENTAL CLAIMS

NORTHFIELD, Illinois, November 17, 2004 — Stepan Company (NYSE: SCL) announced that on November 12, 2004, it reached agreement with the United States regarding environmental remediation work to be completed at the Company’s site in Maywood, New Jersey.

As previously reported in the Company’s most recent 10-Q filing, discussions with the United States have been ongoing to attempt to resolve certain claims against the Company for response costs incurred at the Maywood site. Under the terms of this new settlement agreement, the United States and the Company agree to fulfill the terms of a Cooperative Agreement reached in 1985 under which the United States will take title to and responsibility for radioactive waste removal, including past and future remediation costs incurred by the United States. In addition, the Company has agreed to grant an easement and access to the Company’s property, relocate certain structures to allow for remediation work and maintain certain regulatory permits through completion of the remediation work. The Company does not expect to adjust its environmental reserves as a result of this settlement.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR. For more information, visit Stepan’s website at http://www.stepan.com.

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limiting foreign currency fluctuations, prospects for our foreign operations and certain global and regional economic conditions and factors detailed in the company’s Securities and Exchange Commission filings.